Filed Pursuant to Rule 424(b)(3)

Registration No. 333-232011

Novus Therapeutics, Inc.

PROSPECTUS SUPPLEMENT NO. 1

TO PROSPECTUS DATED JUNE 17, 2019

This Prospectus Supplement No. 1 supplements and amends the prospectus dated June 17, 2019 (the “Prospectus”), covering the registration of 7,070,680 shares of common stock underlying certain of our outstanding warrants. Of the 7,070,680 shares registered for resale under the Prospectus, 3,449,112 shares are issuable upon the exercise of outstanding Series A warrants (the “Series A Warrants”) and 3,449,112 shares are issuable upon the exercise of outstanding Series B warrants (the “Series B Warrants”). The Series A and Series B Warrants were purchased pursuant to a securities purchase agreement by and among the Company and the Selling Stockholders, dated April 30, 2019 (the “Purchase Agreement”). The remaining 172,456 shares are issuable upon the exercise of warrants issued to the Company’s placement agent in connection with the Purchase Agreement (the “Placement Agent Warrants,” and, collectively with the Series A Warrants and the Series B Warrants, the “Warrants”).

On January 10, 2020, we repriced the per-share exercise price of 2,802,908 Series A Warrants and 2,802,908 Series B Warrants to $0.715 per share, representing total proceeds of $4.7 million upon exercise.

Other than the reduction in the per share exercise price for the above-described Series A Warrants and Series B Warrants, all other terms and provisions of the Warrants remains unchanged.

You should read this prospectus supplement, together with additional information described under the headings “Information Incorporated by Reference” and “Where You Can Find Additional Information” in the prospectus dated June 17, 2019 carefully before you invest in our securities.

Investing in our securities involves a high degree of risk. Before making any investment in these securities, you should consider carefully the risks and uncertainties described in the section entitled “Risk Factors” beginning on page 4 of the prospectus dated June 17, 2019.

The date of this prospectus supplement is January 10, 2020